Exhibit 5.1

LEDGEWOOD, P.C.

Two Commerce Square, Suite 3400

2001 Market Street

Philadelphia, PA 19103

April 26, 2017

CardConnect Corp.
100 Continental Drive

Suite 300

King of Prussia, PA 19406

Ladies and Gentlemen:

We have acted as counsel to CardConnect Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 200,000 shares (“Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued pursuant to Non-Qualified Stock Option Agreement inducement award dated April 17, 2017 between the Company and Amanda J. Abrams (the “Award”).

In our capacity as such counsel, we have familiarized ourselves with the actions taken by the Company in connection with the registration of the Shares. We have examined the originals or certified copies of such records, agreements, certificates of public officials and others, and such other documents, including the Registration Statement, as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

For purposes of the opinion set forth below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued. We have further assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing and subject to the assumptions and qualifications set forth herein, we are of the opinion that when the Shares have been issued and delivered in accordance with the Registration Statement and the Award, such Shares will be duly authorized and validly issued and such Shares will be fully paid and non-assessable.

This opinion is limited in all respects to federal laws, the Delaware General Corporation Law, as amended, and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the United States.

We consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ledgewood
LEDGEWOOD
a professional corporation